EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: Sept. 24, 1998

MEDIA CONTACTS:
Scott Corfield                               Kevan Barney
Politis Communications                       Politis Communications
(801) 523-3730                               (801) 523-3730
(801) 949-7002 (mobile)                      (801) 949-7001 (mobile)
scorfield@politis.com                        kbarney@politis.com

FINANCIAL CONTACT:
Karl Ryser Jr.
I-Link Inc.
(801) 576-5025
karlr@i-link.net


I-LINK TO FURTHER EXPAND ITS IP TELEPHONY NETWORK, MAKING IT AVAILABLE TO 60% OF THE U.S. POPULATION

     DRAPER, Utah (Sept. 24, 1998) -- I-Link Inc. (Nasdaq: ILNK), an enhanced voice and data communications company, today will announce plans to further expand its IP (Internet protocol) telephony network in 1999, making it available to 60 percent of the U.S. population. The announcement will be made at I-Link's National Conference in Salt Lake City.
     "When completed in 1999, I-Link's expanded IP telephony network will include thousands of cities in such far-flung metropolitan areas as Atlanta, Baltimore, Boston, Cincinnati, Detroit, Indianapolis, Kansas City, Louisville, Memphis, Minneapolis, Nashville, Sacramento, San Antonio, San Diego, San Francisco, St. Louis, and Washington, D.C., just to name a few," said John Edwards, I-Link chairman and CEO. "Now that we have proven that we can successfully layer our IP technologies on top of any type of telecommunications infrastructure - be it a copper, fiber optic or mobile system - we are ready to bring our enhanced communications services and great long-distance rates to the majority of the U.S. population via our VIP telephony network."
     I-Link claims to have the largest IP telephony network in the U.S., bringing enhanced services and long-distance rates as low as 4.9 cents per minute to customers in more than 200 cities in the greater Los Angeles/Orange County, Dallas/Ft. Worth, Houston, Phoenix and Salt Lake City metro areas. (I-Link previously announced its intent [Aug. 13] to also expand its enhanced services IP telephony network into the New York City, Chicago, Seattle, Orlando, Fla., and Pittsburgh, Pa., markets by Jan. 1, 1999.)
     "The expansion of I-Link's IP telephony network will make it that much easier for our representatives to sell I-Link's enhanced and traditional communications services," said Jon McKillip, vice president of sales and marketing for I-Link Worldwide. "The upside is that as we bring new areas online, more and more of the U.S. will be able to have long-distance rates as low as 4.9 cents per minute. In addition, we will also bring local access to V-Link[TM] - our powerful environment for enhanced communications services - to more than one-half of the U.S. population. That's also very exciting."

"Building" a Virtual IP Network
     "Interestingly, due to the design of our IP software and our low-cost IP routers, we have been able to 'build' a virtual IP telephony network by using new or existing copper wire or silicon strands deployed by other communications companies," said Bob Bryson, I-Link vice president of product marketing. "Not only that, but I-Link uses this infrastructure 10 times more efficiently than existing carriers. As a result, not only do we not have to spend hundreds of millions or billions of dollars building a new network (as many other companies are doing), but we also don't have to tie up as much infrastructure to achieve our goals.
     "This is not to say that we don't control and manage the underlying infrastructure in our IP telephony network, because we most definitely do. It's important to remember, however, that we also created the technologies that allow us to create this virtual IP telephony network at a fraction of the cost. In fact, the more of this IP telephony network we deploy, the less expensive and more profitable it becomes to operate."

Preliminary Details of I-Link's Expanded IP Telephony Network
     Specific details of the individual calling areas served by I-Link's expanded IP telephony network will be released today at its National Conference in Salt Lake City. A preliminary list of the metropolitan areas that will be covered by I-Link's expanded IP telephony network when fully deployed in 1999 is shown below in alphabetical order, followed by the area code(s) which will be fully or partially served per metro area. (A complete list of the cities served in each metro area will be released as I-Link's IP telephony network is deployed.)

     Akron, OH: 330
     Albuquerque, NM: 505
     Atlanta, GA: 404, 678
     Austin, TX: 512
     Bakersfield, CA: 805
     Baltimore, MD: 301
     Birmingham, AL: 205
     Boca Raton/West Palm Beach, FL: 561
     Boston, MA: 508, 617, 781, 978
     Bridgeport/Hartford/New Haven, CT: 203
     Charlotte, NC: 704
     Chicago, IL: 312, 630, 708, 773, 847
     Cincinnati, OH: 513, 606, 812
     Cleveland, OH: 216, 440
     Columbus, OH: 614
     Dallas/Ft. Worth, TX: 214, 254, 903, 940, 972
     Dayton/Springfield, OH: 513, 937
     Detroit, MI: 248, 313, 810
     El Paso, TX: 915
     Fresno, CA: 209
     Ft. Lauderdale, FL: 954
     Grand Rapids, WI: 616
     Houston, TX: 281, 409, 713
     Indianapolis, IN: 317, 765
     Jacksonville, FL: 904
     Kansas City, MO: 816
     Las Vegas, NV: 702
     Los Angeles, CA: 213, 310, 323, 562, 626
     Louisville, KY: 502, 812

     Memphis, TN: 901
     Miami, FL: 305
     Milwaukee, WI: 414
     Minneapolis/St. Paul, MN: 612
     Nashville, TN: 615
     New York City/Newark, NJ: 201, 212, 516, 718, 732, 908, 914, 917, 973
     Oakland, CA: 510, 925
     Orange County, CA: 714, 949
     Orlando, FL: 407
     Philadelphia, PA: 215, 412, 609, 610
     Phoenix, AZ: 602, 907
     Pittsburgh, PA: 412
     Portland, OR: 503
     Providence, RI: 401
     Riverside/San Bernardino, CA: 714, 909, 949
     Sacramento, CA: 916
     Salt Lake City, UT: 435, 801
     San Antonio, TX: 210,  830
     San Diego, CA: 619, 760
     San Francisco, CA: 415, 650
     San Jose, CA: 408, 415
     Seattle/Bellevue/Everett, WA: 206, 425
     Spokane, WA: 509
     St. Louis, MO: 314, 573
     St. Petersburg/Tampa, FL: 813
     Tacoma, WA: 206, 253
     Tucson, AZ: 520
     Tulsa, OK: 918
     Washington, D.C.: 202, 410, 757

     "When you add it all up it's a pretty impressive list," Edwards said. "This list includes more than 100 area codes, representing thousands - perhaps tens of thousands - of individual towns and cities across the country. I-Link will soon be able to offer the close to 125 million residents of these areas local access to high-quality enhanced communications services previously unavailable to them and at incredible price points."
     Founded in 1994, I-Link Inc. is an enhanced voice and data communications company that uses Internet protocol (IP) telephony and its own private network to provide low-cost long-distance, conference calling, voice mail, fax, e-mail and other communications services. I-Link's products and services are primarily offered through a network marketing channel. Through wholly owned subsidiaries MiBridge Inc. and ViaNet Technologies Ltd., I-Link develops emerging communications technologies that are used by I-Link and other leading communications firms worldwide. I-Link is headquartered in Draper, Utah, and its Web site is located at http://www.i-link.net.
     The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.
     Note to editors: There are 101 area codes included in the list above.
                                   # # #